Exhibit 15.1

31 March 2023	Our Ref: JT/WL/M6207-S10414

The Board of Directors

Melco Resorts & Entertainment Limited

c/o Intertrust Corporate Services (Cayman) Limited

One Nexus Way

Camana Bay

Grand Cayman KY1-9005

Cayman Islands

Dear Sirs

FORM 20-F

We consent to the reference to our firm under the heading “Board Practices”, the heading “Documents on Display” and the heading “Corporate Governance” in the Annual Report on Form 20-F of Melco Resorts & Entertainment Limited for the year ended 31 December 2022, which will be filed with the U.S. Securities and Exchange Commission (the “Commission”) on 31 March 2023 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under the Exchange Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ WALKERS

WALKERS (HONG KONG)